UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 2, 2006

SunCom Wireless, Inc.

(Exact name of Registrant as Specified in Charter)

Delaware	333-57715	23-2930873
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Cassatt Road Berwyn, Pennsylvania	19312
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (610) 651-5900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

SunCom Wireless Holdings, Inc. (“Holdings”) has participated in discussions with holders of senior notes and senior subordinated notes issued by Holdings’s indirect, wholly owned subsidiary SunCom Wireless, Inc. (the “Company”) with respect to a possible restructuring of the Company’s long-term debt obligations. No agreement regarding such a restructuring has been reached.

In that context, certain noteholders questioned the November 2004 $189 million dividend (the “Dividend”) made by the Company to SunCom Wireless Investment Co., LLC (“Investco”). After reviewing the totality of the facts and circumstances concerning the Dividend, Holdings has determined that facts exist that support the noteholders’ arguments that the Dividend was not properly paid. Accordingly, Investco will contribute the amount of the Dividend, plus an additional $5.4 million, to the capital of the Company.

This action will increase the Company’s cash on hand to approximately $300 million. Combined with the improved operational performance the business experienced during the three-month period ended March 31, 2006, the enhanced liquidity strengthens the Company’s ability to implement its business plan. This plan involves financing the growth and maintenance of the Company’s network and the marketing and distribution of wireless communications products and services, as well as customer acquisition costs, funding of operations and other working capital costs and debt service related expenditures.

Further, the Company believes the contribution of the Dividend to the capital of the Company addresses the primary issue raised in footnote 1(b) to the financial statements included in the Company’s Annual Report for the year ended December 31, 2005, as filed on Form 10-K. That footnote discussed concerns regarding the liquidity and financial condition of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNCOM WIRELESS, INC.

Dated: May 4, 2006
	By:	/s/ Charles H.N. Kallenbach
Charles H.N. Kallenbach
Senior Vice President of Legal and Regulatory Affairs

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